Exhibit 12

                         USG Corporation
                Ratio of Earnings To Fixed Charges
                           (Unaudited)
                       Dollars in millions

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

                              Nine Months ended
                                 September 30,                             1993                 Years Ended
                                                  Year ended      May 7-        Jan 1-
                            1995         1994        1994         Dec 31        May 6       1992    1991   1990
Earnings:
Earnings/(Loss) before
 taxes                        72            (6)       (38)          (79)          657       (224)   (194)   (60)

Plus: Interest expense        77           103        149            92            86        334     333    292

Plus: Amortization of
 capitalized financing
 costs                         -             -          -            (1)            2          6       7      8

Earnings (as defined)        149            97        111            12           745        116     146    240

Fixed Charges:

Interest expense              77           103        149            92            86        334     333    292

Amortization of capitalized
 financing costs               -             -          -            (1)            2          6       7      8

Fixed Charges (as defined)    77           103        149            91            88        340     340      3

Ratio of Earnings to Fixed
  Charges:                     1.9           -          -             -             8.5        -       -      -

Earnings (as defined)        149            97        111            12           745        116     146    240

Less: Fixed Charges
(as defined)                  77           103        149            91            88        340     340    300

Difference                    72            (6)       (38)          (79)          657       (224)   (194)   (60)
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